Exhibit (a)(1)(E)

EXTREME NETWORKS, INC.

RESTRICTED STOCK UNITS AGREEMENT

Extreme Networks, Inc. has granted to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an Award consisting of Restricted Stock Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to and shall in all respects be subject to the terms conditions of the Extreme Networks, Inc. 2005 Equity Incentive Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement, the Plan and a prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the Award (the “Plan Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Agreement or the Plan.

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned in the Grant Notice or the Plan.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	ADMINISTRATION.

All questions of interpretation concerning the Grant Notice, this Agreement and the Plan shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award as provided by the Plan. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.

3.	THE AWARD.

3.1 Grant of Units. On the Grant Date, the Participant shall acquire, subject to the provisions of this Agreement, the Number of Restricted Stock Units set forth in the Grant Notice, subject to adjustment as provided in Section 9. Each Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) share of Stock.

3.2 No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or shares of Stock issued upon settlement of the Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Units.

4.	VESTING OF UNITS/SETTLEMENT DATE.

The Units shall vest and become Vested Units as provided in the Grant Notice. The Units’ Settlement Date shall be the Vesting Date as provided by the Grant Notice (an “Original Settlement Date”); provided, however, that if the Original Settlement Date would occur on a date on which a sale by the Participant of the shares to be issued in settlement of the Units would violate the Insider Trading Policy of the Company, the Settlement of such Vested Units shall be deferred until the next day on which the sale of such shares would not violate the Insider Trading Policy, but in any event on or before the later of the last day of the calendar year of, or the 15th day of the third calendar month following, the Original Settlement Date, in which case this deferred date shall be the Settlement Date.

5.	COMPANY REACQUISITION RIGHT.

5.1 Grant of Company Reacquisition Right. Except to the extent otherwise provided in an employment agreement between a Participating Company and the Participant, in the event that the Participant’s Service terminates for any reason or no reason, with or without cause, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units (“Unvested Units”), and the Participant shall not be entitled to any payment therefor (the “Company Reacquisition Right”).

5.2 Ownership Change Event, Dividends, Distributions and Adjustments. Upon the occurrence of an Ownership Change Event, a dividend or distribution to the stockholders of the Company paid in shares of Stock or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 4.4 of the Plan, any and all new, substituted or additional securities or other property (other than regular, periodic dividends paid on Stock pursuant to the Company’s dividend policy) to which the Participant is entitled by reason of the Participant’s ownership of Unvested Units shall be immediately subject to the Company Reacquisition Right and included in the terms “Units” and “Unvested Units” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Units immediately prior to the Ownership Change Event, dividend, distribution or adjustment, as the case may be. For purposes of determining the number of Vested Units following an Ownership Change Event, dividend, distribution or adjustment, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after any such event.

6.	SETTLEMENT OF THE AWARD.

6.1 Issuance of Shares of Stock. Subject to the provisions of Section 6.3 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Stock. Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3, Section 7 or the Company’s Insider Trading Policy.

6.2 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with the broker designated by the Company any or all shares acquired by the Participant pursuant to the settlement of the Award. In the absence of the Company designating a broker for the initial deposit of the shares of Stock, then such shares shall be deposited with any broker with whom the Participant has an account relationship of which the Company has notice. Except as provided by the preceding sentences, a certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

6.3 Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

6.4 Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.

7.	TAX WITHHOLDING.

7.1 In General. At the time the Grant Notice is executed, or at any time thereafter as requested by a Participating Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the Award, the vesting of Units or the issuance of shares of Stock in settlement thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Company have been satisfied by the Participant.

7.2 Assignment of Sale Proceeds; Payment of Tax Withholding by Check. Subject to compliance with applicable law and the Company’s Insider Trading Policy, the Company may permit the Participant to satisfy the Participating Company’s tax withholding obligations in accordance with procedures established by the Company providing for either (i) delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares being acquired upon settlement of Units, or (ii) payment by check. The Participant shall deliver written notice of any such permitted election to the Company on a form specified by the Company for this purpose at least thirty (30) days (or such other period established by the Company) prior to such Settlement Date. If the Participant elects payment by check, the Participant agrees to deliver a check for the full amount of the required tax withholding to the applicable Participating Company on or before the third business day following the Settlement Date. If the Participant elects to payment by check but fails to make such payment as required by the preceding sentence, the Company is hereby authorized, at its discretion, to satisfy the tax withholding obligations through any means authorized by this Section 7, including by directing a sale for the account of the Participant of some or all of the shares being acquired upon settlement of Units from which the required taxes shall be withheld, by withholding from payroll and any other amounts payable to the Participant or by withholding shares in accordance with Section 7.3.

7.3 Withholding in Shares. The Company may permit or require the Participant to satisfy all or any portion of a Participating Company’s tax withholding obligations by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of the Award a number of whole shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.

8.	EFFECT OF CHANGE IN CONTROL ON AWARD.

In the event of a Change in Control, except to the extent that the Committee determines to accelerate the vesting and/or settlement of the Award in accordance with Section 15.3 of the Plan, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue the Company’s rights and obligations with respect to all or any portion of the outstanding Units or substitute for all or any portion of the outstanding Units substantially equivalent rights with respect to the Acquiror’s stock. For purposes of this Section, a Unit shall be deemed assumed if, following the Change in Control, the Unit confers the right to receive, subject to the terms and conditions of the Plan and this Agreement, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon settlement of the Unit to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Units which are neither accelerated, nor assumed, as of the time of the consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

9.	ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Company and the requirements of Section 409A of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

10.	RIGHTS AS A STOCKHOLDER OR EMPLOYEE.

The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 9. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

11.	LEGENDS.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.

12.	MISCELLANEOUS PROVISIONS.

12.1 Termination or Amendment. The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that except as provided in Section 8 in connection with a Change in Control, no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A. No amendment or addition to this Agreement shall be effective unless in writing.

12.2 Nontransferability of the Award. Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

12.3 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

12.4 Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

12.5 Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b) Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 12.5(a) of this Agreement and consents to the electronic delivery of the Plan documents and Grant Notice, as described in Section 12.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 12.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 12.5(a).

12.6 Integrated Agreement. The Grant Notice, this Agreement and the Plan, together with any employment, service or other agreement between the Participant and a Participating Company referring to the Award, shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company

Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice, this Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.

12.7 Applicable Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

12.8 Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.